Exhibit 99

Investor Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

investorinfo@orasure.com

OraSure Technologies Appoints Stephen S. Tang, Ph.D. to its Board of Directors

BETHLEHEM, Pa. – April 7, 2011 – OraSure Technologies, Inc. (NASDAQ: OSUR), today announced the appointment of Stephen S. Tang, Ph.D. as a member of the Company’s Board of Directors. Dr. Tang will serve as a Class I Director with an initial term expiring at the Company’s 2013 Annual Meeting of Stockholders.

“I am very pleased to welcome Stephen Tang, a seasoned healthcare executive, to our Board of Directors,” said Douglas G. Watson, Chairman of the Board of OraSure Technologies. “The addition of Stephen to OraSure’s Board ensures that the Company will continue to benefit from a diversity of perspectives and experience, and we look forward to his contribution.”

Dr. Tang has enjoyed a distinguished career in the medical diagnostic and pharmaceutical industries. He is currently the President and CEO of The University City Science Center, an urban research park and business incubator based in Philadelphia, a position he has held since January 2008. Previously, Dr. Tang was with Olympus America Inc. from 2005 to 2008, where he served as the Company’s first Group Vice President for Life Science, leading the North American organization of Olympus’ $1 billion global businesses in in vitro diagnostics, precision microscopes, and translational research instruments.

Prior to Olympus, Dr. Tang was President, Chief Executive Officer and a Director of Millennium Cell Inc., a NJ-based energy technology firm that he led from 2000 to 2004 through its initial public offering and early commercialization phase. Before his work at Millennium Cell, Dr. Tang served as Vice President and Managing Director of the global pharmaceutical and healthcare practice of A.T. Kearney Inc. from 1996 to 2000.

Dr. Tang received his Bachelor of Science in Chemistry from the College of William and Mary and his Master of Science and Doctor of Philosophy in Chemical Engineering from Lehigh University. He also earned a Master of Business Administration from The Wharton School of Business at the University of Pennsylvania.

Dr. Tang’s appointment coincides with the retirement of Dr. Jack Goldstein from the Company’s Board of Directors. Dr. Goldstein became a member of the Board in 2006 and has served as Chairman of the Compensation Committee and as a member of the Audit Committee.

“On behalf of our shareholders, I want to thank Jack Goldstein for his significant contributions during his tenure on our Board of Directors. His strategic perspective and scientific insight have been extremely valuable during his service on our Board,” said Board Chairman Watson.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities.

For more information on the Company, please go to www.orasure.com.